Quest Resource Corporation
5901 N. Western
Suite 200
Oklahoma City, Oklahoma 73118

Ladies and Gentlemen:

Pursuant to Rule 12b-25 of the General Rules and Regulations under the Securities Exchange Act of 1934, I inform you that I have been furnished a copy of Form 12b-25, to be filed by Quest Resource Corporation ("QRC") on or about September 2, 2003, which contains notification of QRC's inability to file certain items required to be included in Form 10-KSB by September 2, 2003. I have read QRC's statements contained in Part III therein and I agree with the stated reasons as to why I have been unable to complete my audit and report on QRC's consolidated financial statements as of and for the year ended May 31, 2003, to be included in its Form 10-KSB.

Very truly yours,


/s/  Clyde Bailey
-----------------------
Clyde Bailey


August 29, 2003
San Antonio, Texas